EXHIBIT 10.3

SUPPLY AGREEMENT

SUPPLY AGREEMENT (“Agreement”) dated as of May 3, 2004 (the “Effective Date”), among Bally Gaming, Inc., a Nevada corporation, (“BGI”) and The Sands Regent, a Nevada Corporation (the “Purchaser”).

RECITALS

WHEREAS, BGI manufactures various gaming products, including but not limited to video lottery terminals, video poker devices, reel-type slot machines and other electronic gaming machines, and also provides parts, maintenance, repair and other services related thereto;

WHEREAS, Purchaser is acquiring all of the issued and outstanding stock of Plantation Investments, Inc., d/b/a Rail City Casino, a Nevada corporation under a Stock Purchase Agreement dated as of December 5, 2003 among Alliance Gaming Corporation (“Alliance”), APT Games, Inc., a wholly-owned subsidiary of Alliance and Purchaser (the “Purchase Agreement”), which Purchase Agreement requires that the parties hereto enter into this Supply Agreement; and

WHEREAS, BGI desires to sell and lease products and services to Purchaser and Purchaser desires to purchase and lease such products and services from BGI, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

“Agreement” has the meaning set forth in the Preamble.

“Alliance” has the meaning set forth in the Recitals.

“Base Configuration Price” shall mean BGI’s published list price for each Gaming Device purchased by Purchaser hereunder.

“BGI” has the meaning set forth in the Preamble.

“Change of Control” shall be deemed to have occurred upon (i) the consummation of a tender for or purchase of more than eighty percent (80%) of Purchaser’s common stock by a third party, excluding the initial public offering by Purchaser of any class of its common stock, (ii) a merger, consolidation or recapitalization of Purchaser such that the stockholders of Purchaser immediately prior to the consummation of such transaction possess less than twenty percent (20%) of the voting securities of the surviving entity immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all convertible securities of such

Person), or (iii) the sale, lease or other disposition of all or substantially all of the assets of Purchaser.

“Collateral” has the meaning set forth in Section 2.3.

“Damages” has the meaning set forth in Section 7.1.

“Disclosee” has the meaning set forth in Section 12.1.

“Discloser” has the meaning set forth in Section 12.1.

“Documentation” shall mean any user manuals and troubleshooting guides or other printed instructions in the possession of or produced by BGI pertaining to the Gaming Devices to be furnished to Purchaser in connection therewith, as amended from time to time.

“Effective Date” has the meaning set forth in the Preamble.

“Gaming Authorities” has the meaning set forth in Section 19.

“Gaming Device(s)” shall mean any equipment or mechanical, electromechanical, or electronic machine to be used in connection with the playing of games by means of on-screen prompts, a touch screen interface, and/or mechanical buttons and which is capable of accepting forms of payment or tracking credit balances, affecting the outcome of a wager by determining win or loss, and in the event of a win provides a payment to the player which may from time-to-time be a part of BGI’s product line.

“Indemnified Party” has the meaning set forth in Section 7.1.

“Indemnifying Party” has the meaning set forth in Section 7.1.

“Lease Condition” has the meaning set forth in Section 2.2.4.

“Liquidation Event” shall mean, with respect to any Person, any of the following events: (i) the commencement by such Person of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against such Person with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of such Person; (iii) the commencement by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (iv) the commencement against such Person of any proceeding set forth in the preceding clause (iii), which is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (v) the adjudication of such Person insolvent or bankrupt, or the adoption by such Person of a plan of liquidation, (vi) the occurrence of any Change of Control with respect to such Person, or (vii) the filing of a certificate of dissolution in respect of the Person with the Secretary of State of the State of Nevada; in any of cases (i) through (vi) above, in a single transaction or series of related transactions.

“Machine Day” shall mean any day that any machine that is leased pursuant to this Agreement or any other Recurring Revenue Gaming Device that are operational and in use on the floor of one of Purchaser’s casinos.

“Market Price” shall mean International Game Technology Inc.’s (or its successor’s) list price for a comparable Gaming Device.

“Minimum Lease Requirement” has the meaning set forth in Section 2.2.2.

“Parts” shall mean any and all individual components of a Gaming Device purchased hereunder, together with subassemblies, operating supplies, maintenance kits, conversion kits and options thereto, if any, and any subsequent modifications authorized in accordance with the terms of this Agreement, but excluding software.

“Permitted Purposes” has the meaning set forth in Section 12.1.

“Person” shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

“Product” shall mean any Gaming Devices from time to time manufactured or distributed by BGI, and all Parts thereto.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Recurring Revenue Gaming Device” means Gaming Devices for which Bally receives fixed periodic payments pursuant to a lease, license, or similar agreement, a portion of the coin-in or net win or drop from the devices pursuant to a participation or similar agreement, or any similar arrangement other than a purchase pursuant to which Bally receives a predetermined total amount either in a lump sum or in installments.

“Representative” shall mean, with respect to a party hereto, all affiliates, directors, officers, employees, agents, financing sources, advisors (including lawyers, accountants and financial advisors) of such party.

“Services” shall mean all services to be provided by BGI in accordance with the terms of this Agreement, including any modifications to the Gaming Device as shall be requested by Purchaser and agreed to by BGI.

“Standard Gaming Agreement” means the form of agreement most commonly used by Bally with its other customers for the applicable Gaming Devices at the time in question.

“Term” has the meaning set forth in Section 15.1.

2. PRICE, PAYMENT, AND SECURITY INTEREST.

2.1 Basic Prices. Subject in each case to adjustment as provided in Sections 2.2, Purchaser shall pay to BGI the following prices for Products and Services hereunder.

2.1.1 Purchase of Gaming Devices. For the Gaming Devices purchased hereunder for a period of five years from the Effective Date, Purchaser shall pay to BGI an amount equal to the Base Configuration Price for each Gaming Device less twenty percent (20%), plus all sales taxes, use taxes, license fees, excise taxes, insurance costs in connection with the sale or shipping to Purchaser, shipping costs, and freight charges incurred by or imposed upon BGI, as well as any other cost or expense incurred by or imposed on BGI which is associated in any manner with the shipment or delivery of each Gaming Device to Purchaser.

2.1.2 Lease of Gaming Devises. For the Gaming Devices leased hereunder during the Term, Purchaser shall pay to BGI the amount or amounts set forth in BGI’s publication of standard list prices pursuant to the terms of the Standard Gaming Agreement.

2.1.3 Parts and Services. For any Part or Service purchased hereunder (other than used equipment and spare parts provided for in Section 8 below), Customer shall pay to BGI the standard list price for such Part or Service, less twenty percent (20%), plus sales taxes, use taxes, license fees, excise taxes, insurance costs, shipping costs and freight charges incurred or imposed upon BGI in connection with the sale or shipping to customer, as well as any reasonable other cost or expense incurred by or imposed on BGI which is associated in any manner with the shipment or delivery of Parts or the provision of Services.

2.1.4 Royalties. If Purchaser orders a Gaming Device (or any game included therein) and, in addition to the payment of the purchase price, a royalty (separately stated on such price list as an obligation of the purchaser) is payable to a third party, then Purchaser shall reimburse BGI for the amount of the royalty due to the third party for the use of the game or Gaming Device, or pay such royalty to the third party, as the case may be, without benefit of the discount provided Purchaser under Section 2.1.1.

2.2 Future Adjustments; Conditions; Minimum Order.

2.2.1 Future adjustments. The Base Configuration Price shall adjust in accordance with BGI’s publication of standard list prices.

2.2.2 Minimum Lease Requirement. Purchaser shall operate the Gaming Devices for a minimum of 146,000 Machine Days during the Term (the “Minimum Lease Requirement”). If any Recurring Revenue Gaming Device does not meet the Lease Condition (as defined in Section 2.2.3 below), any days between the date Purchaser requests a replacement Recurring Revenue Gaming Device pursuant to Section 2.2.3 and the date of delivery of such Recurring Revenue Gaming Device, shall be counted as Machine Days for purposes of this Section 2.2.2.

2.2.3 Lease Condition. As of the day of the lease of each Gaming Device, Purchaser shall have 45 days to determine if each leased Gaming Device achieves at least one hundred and twenty percent (120%) of the average daily minimum of all other comparable machines classified by denomination in the casino where such Gaming Device is placed by Purchaser (the “Lease Condition”). If, during such 45 day period, any leased Gaming Device does not meet the Lease Condition, Purchaser may request a replacement Gaming Device. If requested by Purchaser during such 45 day period, BGI shall replace any leased Gaming Device that does not meet the Lease Condition in a timely and efficient manner. Notwithstanding the foregoing, Purchaser shall meet the Minimum Lease Requirement regardless of the Lease Condition.

2.2.4 Lead Times. BGI warrants, and Purchaser acknowledges, that the lead-time required for the production and delivery of non-modified Gaming Devices is twelve weeks from the date the purchase or lease order is received. The lead time for delivery of Gaming Devices modified through requested Services shall be agreed upon by the parties.

2.3 Security Interest in Gaming Devices and Parts. BGI shall retain and Purchaser hereby grants to BGI a purchase money security interest in Gaming Devices and Parts purchased by Purchaser from BGI, together with all attachments, substitutions, renewals, modifications, increases, additions and replacements thereof, and all accessions thereto and products or proceeds thereof (collectively, the “Collateral”), to secure the prompt and timely payment by Purchaser of all sums required to be paid under this Agreement when due. Upon request by BGI, Purchaser shall execute an appropriate UCC-1 Financing Statement for the Gaming Devices ordered for purchase and listed on the respective BGI invoice to Purchaser. The grant of a security interest in the Collateral shall terminate, and BGI shall file a UCC-2 Termination Statement, with respect to all Gaming Devices ordered for purchase and listed on the respective invoice to Purchaser upon full payment of the respective invoice by Purchaser. Upon the occurrence of any default hereunder BGI shall have rights available to it under the Uniform Commercial Code in the jurisdiction where the Collateral is located, subject to the limitations on damages set forth in Section 16 hereof. It is expressly agreed that BGI need not first pursue remedies against the Collateral prior to demanding and being entitled to receive payment in full from Purchaser under the terms of this Agreement.

3. F.O.B., TITLE, RISK OF LOSS, SHIPMENT, PACKAGING, PARTS.

3.1 F.O.B., Title, Risk of Loss. Unless otherwise agreed, shipment of Gaming Devices will be made to the destination set forth in the purchase or lease order. Subject to proper packaging, title (with respect to the purchased Gaming Devices only) and risk of loss shall pass to Purchaser upon the shipment by BGI, F.O.B. BGI’s Shipping Dock. BGI shall provide proof of shipment or delivery upon request and shall provide reasonable assistance to Purchaser in any claim Purchaser may make against a carrier or insurer for misdelivery, loss or damage to Gaming Devices after title has passed to Purchaser.

3.2 Shipment. In the absence of any agreement between the parties to the contrary, Gaming Devices shall be shipped by common carrier commercial land freight for delivery in the State of Nevada. All insurance, shipping charges, sales taxes, use taxes, assessments, and other charges from any governmental or quasi-governmental entity are to be paid by Purchaser.

3.3 Packaging. BGI shall affix to the outside of each shipment a list of contents, including serial numbers, to allow for review of contents upon receipt. Gaming Devices shall be packaged in accordance with any special instructions agreed between the parties. All packaging expenses and charges are to be paid by BGI.

3.4 Parts. The provisions of this Section 3 shall also apply to shipments of Parts.

3.5 Inspection. Purchaser shall have the right to inspect all Products and Services delivered for conformance with Purchaser’s specifications. Purchaser shall have seven days from the date of delivery to inspect the Products and Services at Purchaser’s own expense and in any reasonable manner Purchaser chooses.

3.6 Rejection/Claims.

3.6.1 Time of Rejection/Claims. Purchaser’s rejection and claims for damages, errors, shortages, or nonconforming Products and Services delivered by BGI to Purchaser under this Agreement shall be made by Purchaser within a period of seven days of the date of delivery to Purchaser and prior to installation. Purchaser may reject any Products and Services not delivered in a reasonably timely manner.

3.6.2 Notice of Rejection/Claims. Purchaser shall give BGI written notice of rejection and claims for nonconforming Products and Services within the above stated time period, which shall specify the claimed defects and nonconformities. Purchaser’s failure to reject or make a claim shall be regarded as acceptance of the Products and Services.

3.6.3 Partial Rejection. Purchaser shall have the option to reject any nonconformity or defective portion of the Products and Services.

3.7 BGI’s Right to Cure. In the event that the Products and Services tendered under this Agreement do not fully conform with Purchaser’s specifications under this Agreement, Purchaser shall have the option of rejecting all the non-conforming Products and Services delivered. Notwithstanding the foregoing, BGI shall have the right: (a) to cure and deliver conforming Products and Services by delivering conforming Products and Services within fifteen days of the date of Purchaser’s written notice, or (b) to commence to cure such nonconformance within such fifteen day period, provided such nonconformance is cured within thirty days of Purchaser’s written notice. BGI shall be responsible for all reasonable costs and expenses associated with the delivery of such conforming Products and Services and return of nonconforming Products and Services. In the event Purchaser shall rightfully reject any of the Products and Services and BGI shall not have cured within the applicable cure period, Purchaser shall return the rejected Products and Services within seven days of the date of the expiration of the applicable cure period, and; (a) if Purchaser has paid for such Products and Services, BGI shall immediately refund to Purchaser the purchase price paid for such Products and Services at the time of removal, or (b) if Purchaser has not paid for such Products and Services, BGI shall deduct from the invoice therefore, the purchase price of such Products or Services.

4. TRAINING AND TECHNICAL SUPPORT. BGI will provide to Purchaser at no charge all reasonable and customary employee training and technical support, to be specified at the time of the purchase. All travel, food, and lodging expenses incurred by BGI to provide such training and technical support outside of the State of Nevada shall be paid by Purchaser. BGI will provide reasonable technical assistance to Purchaser to adapt any new platforms of Gaming

Devices sold to Purchaser under this Agreement to operate with the Gamblers Bonus system. For all Gaming Devices leased by BGI to Purchaser, the training and technical support offered shall be based on the terms and conditions of the Standard Gaming Agreement.

5. INTELLECTUAL PROPERTY RIGHTS OF BGI. BGI shall retain all rights, title and interest in, and Purchaser shall have no rights to use except as permitted hereby, any intellectual property rights regarding or relating to the Product and Documentation. Purchaser shall advise BGI promptly upon learning of any infringement by a third party of such rights.

6. INSURANCE.

6.1 BGI and Purchaser Insurance Coverage. BGI shall maintain throughout the Term (as defined below) customary general and commercial liability insurance as is maintained by BGI in the ordinary course of business as of the date hereof insuring the parties, as their interests may appear, for claims which may reasonably arise out of or result from performance of this Agreement. Purchaser shall maintain throughout the Term general and commercial liability insurance customary for similarly situated businesses in the ordinary course of business insuring the parties, as their interests may appear, for claims that may reasonably arise out of or result from this Agreement.

6.2 Change in Insurance. Each party shall notify the other within 15 calendar days of any cancellation or material change in coverage required by this Agreement.

7. INDEMNIFICATION.

7.1 Each Party. Each party (the “Indemnifying Party”) shall indemnify and hold the other party(ies) (and its or their officers, directors, affiliates, agents, attorneys and shareholders) (collectively, the “Indemnified Party”) harmless against and in respect of any and all losses, costs, reasonable expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements (collectively, “Damages”), which the Indemnified Party may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:

7.1.1 any inaccuracy in or breach of any representation or warranty of the Indemnifying Party made in or pursuant to this Agreement; or

7.1.2 any breach, default or nonfulfillment of any covenant or obligation of the Indemnifying Party hereunder, subject to the specific remedies and limitations on damages set forth in Section 16.

7.2 Inter-Party Claim. The Indemnified Party shall notify in writing the Indemnifying Party of any assertion of such claim for indemnification, specifying the basis of such claim.

7.3 Third Party Claims. The Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which an indemnification set forth in this Section 7.3 relates. The Indemnifying Party shall have the right, at its sole cost and expense, upon notice to the Indemnified Party within fifteen business days after the receipt of any such notice, to undertake the defense of or, with the consent of the

Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The Indemnified Party shall cooperate in such defense. An election by the Indemnifying Party to undertake the defense of a third party claim shall not preclude the Indemnified Party from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses.

7.4 Intellectual Property Rights. Without limiting the foregoing, BGI agrees to defend, indemnify and hold Purchaser harmless from and against any and all claims, expenses, damages, actions or proceedings asserted or brought against Purchaser for infringement of a valid U.S. patent, copyright, trademark or other proprietary rights of a third party, arising from Purchaser’s use of the Gaming Devices, and BGI agrees to defend, indemnify and hold Purchaser harmless from any and all damages, awards, losses, fines, penalties, costs, and reasonable expenses (including reasonable attorneys fees and court costs) resulting from the same. BGI shall be given control of the defense of such claim, suit or proceeding and all negotiations for the settlement or disposition thereof, and Purchaser shall cooperate therein. Purchaser shall have the right to participate or to continue to participate in such defense, so long as Purchaser bears its own legal fees and expenses for so doing. Purchaser shall give prompt written notice to BGI of any such claims, proceedings, or actions. BGI shall be relieved of its obligations hereunder if such claim, suit or proceeding arises from Purchaser’s negligence or willful misconduct, or from any infringing use of the Gaming Devices which is related in any manner to an alteration, modification (including, without limitation, the addition or removal of one or more spare parts or components), or misuse of the Gaming Devices after shipment by BGI.

8. USED EQUIPMENT. Purchaser is eligible to purchase (without discount) used equipment from BGI at mutually agreed pricing and terms.

9. REPAIR SUPPORT.

9.1 Repair Orders. In addition to BGI’s other obligations hereunder, BGI agrees to repair all warranty failures in a commercially reasonable manner following the receipt by BGI of the defective Part, or alternatively to replace such Part with a new Part which shall conform to all applicable specifications of this Agreement. The cost of warranty repairs shall be borne by BGI. The cost of out of warranty repairs shall be paid by Purchaser, without discount.

9.2 Repair Capabilities. Purchaser reserves the right to repair any of the assemblies, subassemblies, or other items comprising the Gaming Devices purchased under this Agreement; provided, however, any repairs performed by Purchaser not in conformance with BGI product manuals shall nullify any applicable warranty or indemnity with respect to the repaired Gaming Device.

10. OTHER REPRESENTATIONS AND WARRANTIES.

10.1 As to Gaming Devices. All Gaming Devices purchased and shipped to Purchaser by BGI shall be subject to the warranty as set forth on Exhibit A, commencing upon Purchaser’s receipt of Gaming Devices. Any modification or alteration by anyone other than BGI to such Gaming Devices after shipment by BGI, except as provided in Section 9.2, shall specifically void all warranties relative to the modified Gaming Devices. Notwithstanding the foregoing, all

Gaming Devices leased and shipped to Purchaser by BGI shall only be subject to such warranty as may be available under the Standard Gaming Agreement.

10.2 Authority. Each party warrants that:

10.2.1 It has the right to enter into this Agreement;

10.2.2 All necessary actions, corporate and otherwise, have been taken to authorize the execution and delivery of this Agreement and the same is a valid and binding obligation;

10.2.3 All licenses, consents and approvals necessary to carry out all of the transactions contemplated in this Agreement have been obtained; and

10.2.4 Performance of this Agreement will not violate the terms of any license, agreement, note or other obligation to which such party is a party.

11. FORCE MAJEURE. Any party shall be excused from its performance hereunder to the extent that its performance (other than requirements to pay money) is prevented by fire, flood, acts of God, strikes, war, hostilities, governmental, legislative or regulatory act, or any other similar event beyond a party’s reasonable control; provided that the party claiming Force Majeure notifies the other parties in writing within five calendar days of the commencement of the condition preventing its performance and its intent to rely thereon to extend the time for its performance of this Agreement.

12. CONFIDENTIALITY.

12.1 Confidential Information. Purchaser and BGI each hereby agrees that Confidential Information (as defined below) of or relating to another party hereto (each party, in such capacity, the “Discloser”) will be used solely for the purposes set forth in this Agreement (the “Permitted Purposes”) and that such Confidential Information will be kept confidential by such party (each party, in such capacity, the “Disclosee”) and its Representatives, except as may be required, subject to the requirement to contact any other party and consult as set forth below, by law, regulation or other legal authority or the rules of any stock exchange; provided, however, that Confidential Information may be disclosed:

12.1.1 To such party’s Representatives who need to know such information in connection with the Permitted Purposes. Each party so disclosing Confidential Information shall inform its Representatives of the confidential nature of such information and shall direct such Representatives to treat such information confidentially;

12.1.2 In connection with judicial or administrative process, including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of the Gaming Authorities;

12.1.3 In an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; or

12.1.4 Otherwise as all parties may consent in writing, prior to such disclosure.

12.2 Certain Definitions.

12.2.1 The term “Confidential Information” shall mean, with respect to a Discloser, all non-public information relating to the Discloser or its business, products or services that the Disclosee or its Representatives shall obtain from the Discloser or its Representatives, in whatever medium and howsoever obtained, including, without limitation, information respecting such Discloser’s patent applications, trade secrets, methods of manufacturing, products (current or planned), services, customers, vendors, employees, consultants, finances, specifications, techniques, computer software, product documentation, research, development, processes, procedures, “know-how,” marketing plans, cost data or pricing policies. The term “Confidential Information” shall not include information which the Disclosee can demonstrate: (a) is in the lawful possession of such Disclosee on the date of disclosure; (b) is or becomes generally available to the public, other than as a result of a disclosure by Disclosee or its Representatives; (c) is or becomes available to Disclosee on a non-confidential basis from a source other than the Discloser or its Representatives, provided that such source is not bound with respect to such information by a confidentiality agreement with, or other obligation of secrecy to, the Discloser or is otherwise prohibited from transmitting such information to Disclosee or its Representatives by a contractual, legal or fiduciary obligation; or (d) is independently developed by the Disclosee provided that Disclosee can document that such development was accomplished by or on behalf of Disclosee without use of the information disclosed pursuant to this Agreement. Confidential Information shall include all notes, analyses, compilations, studies or other documents relating to the discussions and the evaluation of Confidential Information whether prepared by the Discloser or the Disclosee or their respective Representatives or others.

12.3 Survival. On termination of this Agreement, Disclosee shall return all Confidential Information to Discloser. The obligations of Section 12 shall survive termination of this Agreement in perpetuity.

13. NOTICES. All notices required or contemplated by this Agreement shall be deemed effective if written and (a) delivered in person, (b) sent by registered mail, return receipt requested, (c) sent by facsimile transmission, with a copy by first class mail, or (d) sent by reputable overnight mail courier to Purchaser to the attention of Purchaser’s President, with a copy to Purchaser’s General Counsel, to BGI to the attention of BGI’s General Counsel, or to their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to BGI:	Bally Gaming, Inc. 6601 South Bermuda Road Las Vegas, Nevada 89119-3605 Telecopy: (702) 896-7990 Attention: Legal Department

If to Purchaser:	The Sands Regent 345 North Arlington Avenue Reno, Nevada 89501 Telecopy: (775) 348-6148 Attention: Rob Medeiros

With a copy (which does not constitute notice) to:	Bible Hoy & Trachok 201 W. Liberty Street, 3rd Floor Reno, Nevada 89501 Telecopy: (775) 786-7426 Attention: David L. Mousel

14. ASSIGNMENT; RESALE. This Agreement and the disclosure of Confidential Information hereunder is made in reliance upon each party’s reputation, skill and expertise. Except as provided below in respect to Purchaser, each party agrees not to assign this Agreement, including by operation of law, or any right or obligation hereunder without the prior written consent of the others, except to a wholly-owned subsidiary thereof in which case prior notification is required along with the written covenant of the original party hereto that it shall continue to guaranty in full the timely performance of this Agreement by such subsidiary hereunder. An assignment and delegation of this Agreement by Purchaser to secure financing shall be deemed to be approved by BGI; provided such assignment and delegation specifically states and acknowledges that such assignment or delegation does not affect Purchaser’s duties, obligations, and liability to BGI under this Agreement. Purchaser may assign and delegate its rights and duties hereunder as an entirety in the event of the voluntary sale, conveyance, exchange or transfer to another entity of all or substantially all of the assets of Purchaser as an entirety, so long as: (a) Purchaser’s successor in interest expressly assumes the duties, obligations, and liabilities of Purchaser under this Agreement and (b) Purchaser is not relieved of its obligations and liabilities to BGI under this Agreement. Any attempted assignment in violation of this Section 14 shall be void. Consent to any assignment shall not constitute a waiver of the need for consents for any further assignments. Purchaser shall not resell any new Gaming Devices purchased hereunder other than pursuant to a Liquidation Event of Purchaser.

15. TERM. This Agreement will commence immediately as of the Effective Date and shall continue in effect until the earlier of (a) the consummation of the Minimum Lease Requirement or (b) eight years and sixty days after the date hereof (the “Term”).

16. PURCHASE REMEDIES.

16.1 Failure to Deliver. If BGI fails to deliver any of the Gaming Devices required by this Agreement or repudiates this Agreement, Purchaser shall be entitled to damages based on the difference between the Market Price of the Gaming Devices and the contract price. BGI shall not, however, be liable for any special, incidental or consequential damages.

16.2 Nonconforming Goods. If Purchaser discovers that the Gaming Devices shipped by BGI and accepted by Purchaser are nonconforming, and the nonconformity results in a breach of warranty, Purchaser’s sole remedy shall be its right to demand that BGI perform its warranty obligations as set forth in Exhibit A hereto.

16.3 Cover. Where BGI fails to make delivery or repudiates, or Purchaser rightfully rejects or justifiably revokes acceptance, then with respect to the Gaming Devices involved, Purchaser shall have the right, acting in good faith and without unreasonable delay, to purchase replacement gaming devices.

16.4 Special, Incidental and Consequential Damages. BGI shall not be liable for any special, incidental or consequential damages in connection with any claim by Purchaser arising out of or in respect to this Agreement.

16.5 Remedies Reasonable. The parties expressly state and agree that the remedies provided herein are fair and reasonable based upon the position and risk of the parties.

17. LEASE REMEDIES.

17.1 Remedies. Upon the occurrence of any default hereunder, BGI shall have the rights provided under the Uniform Commercial Code and all other rights and remedies available under applicable law; provided further, that in the event that Purchaser fails to satisfy the Minimum Lease Requirement prior to the end of the Term, Purchaser shall pay BGI the average gross revenues that Bally received for each Gaming Machine Day achieved during the Term.

17.2 Special, Incidental and Consequential Damages. Neither of the parties hereto shall be liable for any special, incidental or consequential damages in connection with any claim by the other arising out of or in respect to this Agreement.

17.3 Remedies Reasonable. The parties expressly state and agree that the remedies provided herein are fair and reasonable based upon the position and risk of the parties.

18. CONFLICTING PROVISIONS. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any purchase order, typewritten terms on a purchase order which are individually negotiated, initialed, and signed by both BGI and Purchaser shall control the terms and conditions of this Agreement, and the terms and conditions of this Agreement shall at all times control over the standard printed terms and conditions on any purchase order, which standard printed terms and conditions are not applicable to BGI. In the event of a conflict between the terms and conditions of this Agreement and the Standard Gaming Agreement, the terms and conditions of the Standard Gaming Agreement shall control, except for the provisions of Sections 2.2.2, 2.2.4 and 15.1 hereof which shall control over any conflicting provisions of the Standard Gaming Agreement.

19. LICENSES AND APPROVALS. This Agreement and the shipment of any Products hereunder, is contingent on written receipt of any necessary approvals and licenses from any regulatory authorities having jurisdiction over the parties or the subject matter of this Agreement (the “Gaming Authorities”). Each party shall promptly apply to the appropriate Gaming Authorities for any licenses and approvals necessary for that party to perform under this Agreement, shall diligently pursue its applications, and shall otherwise cooperate with any requests, inquiries, or investigations of any Gaming Authorities or law enforcement agencies in connection with this Agreement and each party shall bear their own costs and fees associated therewith. If any license or approval necessary for either party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall terminate, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

20. REQUESTS FOR INFORMATION. The Parties acknowledge that this agreement and the relationship between the parties are subject to review by the Gaming Authorities, and that a Party may be required to make available, upon request by the Gaming Authorities or any of their duly authorized representatives, the contracts, books, documents and records that are necessary to ascertain the nature and extent of the agreement between the Parties and in connection with the licensing of a Party. Each Party shall promptly respond to any such request.

21. MISCELLANEOUS.

21.1 Counterparts/Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy. The facsimile copies so signed will constitute originally signed copies of the same Agreement requiring no further execution.

21.2 Exhibit, Headings and Interpretation. The section headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The Exhibit hereto is incorporated herein by reference to the same extent as if set forth in full herein.

21.3 Approvals, Consents. Where agreement, approval, acceptance or comment by any party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

21.4 Severability. If any provision of this Agreement is invalid or unenforceable, such invalidity shall not invalidate or render unenforceable any other part of this Agreement, but it shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

21.5 Waiver. No delay or omission by any party hereto to exercise any right or power occurring upon any noncompliance or default by any other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by any of the parties hereto of any of the covenants, conditions or agreement to be performed by any other party shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement contained herein.

21.6 Governing Law. This Agreement, and all of the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada (notwithstanding Nevada’s conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction).

21.7 Remedies. The parties agree that any and all disputes or controversies of any nature between them arising at any time shall, at the option of either party, be determined pursuant to Section 14.12 of the Purchase Agreement.

21.8 Entire Agreement. This Agreement, together with the Purchase Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and there are no understandings or agreements with respect to the subject matter hereof other than those which are expressed herein. No employee, agent or representative of Purchaser or BGI has the authority to bind Purchaser or BGI by any oral representation to any warranty concerning materials or service provided herein. No amendment, waiver or discharge of this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of the parties. The parties agree and acknowledge that this Agreement has been negotiated at arms length and jointly drafted and that there shall be no contract rules of construction applied to the benefit of one party or another in the event of a dispute or ambiguity as to the meaning of a particular term or provision contained herein.

21.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity.

21.10 Binding Nature and Assignment. Subject to all of the provisions contained herein, this Agreement shall be binding upon the parties and their permitted successors and assigns.

21.11 Relationship of the Parties. Notwithstanding any provision hereof to the contrary, for all purposes of this Agreement each party shall be and act as an independent contractor and not as an agent of any other, and no party shall have the power or authority, or represent itself as having the power or authority, to bind any other. BGI and Purchaser expressly acknowledge that each party shall continue to conduct its business, and that such business shall be in no way affected by this Agreement except as expressly set forth herein. BGI and Purchaser expressly acknowledge and agree that this Agreement does not and shall not create a partnership or joint venture.

21.12 Further Assurances. BGI and Purchaser shall duly execute and deliver, or cause to be executed and delivered, any and all further assurances and documents (including with third parties), and to take such other actions, as may be reasonably requested by the other to implement the provisions of this Agreement.

IN WITNESS WHEREOF, this Supply Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Purchaser:

THE SANDS REGENT

By:

Its:

BGI:

BALLY GAMING, INC.

By:

Its:

EXHIBIT A

WARRANTY

BGI offers a standard warranty of three Months for Parts and Thirty Days for Labor as set forth by the terms and conditions of the warranty statement below.

STANDARD LIMITED WARRANTY

ALL BGI products are precision built, tested, and inspected prior to shipment and have been manufactured in compliance with all applicable laws and regulations of the United States. BGI warrants and guarantees to the original customer that all of its products will be free from defects in materials and workmanship that materially and adversely affect the performance of the products, throughout the entire warranty period. Minor deviations from any specifications or standards that do not so affect the performance of the products are not considered to be defects in materials or workmanship.

This warranty is limited to the repair or replacement of defective parts, in the sole discretion of BGI, and shall exclude all incidental or consequential damages, including loss of use or revenue. Glass, fuses, lamps, and all optional peripheral equipment and parts that are not included in the standard machine configuration are excluded from coverage under this warranty. This warranty is valid under all normal use and service of the product, but is void if the product is not operated and maintained in accordance with the BGI product literature and manuals.

Some states do not allow limitations on how long an implied warranty lasts, and some states do not allow the exclusion or limitation of incidental or consequential damages, so the above limitation and exclusion may not apply. This warranty grants specific legal rights, but the original customer may also have other rights that vary from state to state.

EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS AGREEMENT, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR USE AND MERCHANTABILITY, AS WELL AS THOSE THAT MAY ARISE UNDER USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE.